Exhibit 99
Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, IL 60154
NEWS RELEASE

FOR RELEASE
10/30/07 – 0530 ET	CONTACT:
	Investor:	Dave Prichard, (708) 551-2592
	Media:	Mark Lindley, (708) 551-2602
Corn Products International Reports 35 Percent Increase in
2007 Third-Quarter Diluted EPS to 66 Cents,
Expects 2007 Full-Year EPS to be in Upper Range of Guidance of $2.35-$2.55
     WESTCHESTER, III., October 30, 2007 – Corn Products International, Inc. (NYSE: CPO), a leading global provider of agriculturally derived ingredients for diversified markets, today reported quarterly diluted earnings per share of $0.66 for the third quarter ended September 30, 2007, a 35 percent increase compared with diluted earnings per share of $0.49 a year ago. The third quarter of 2007 includes a 5-cent gain from the Company’s holdings in CME Group Inc. Net income of $51 million in the third quarter of 2007 improved 38 percent versus $37 million last year.
     Net sales of $877 million in the third quarter of 2007, a record quarterly level, improved 30 percent versus $674 million in the prior-year period. The higher net sales resulted predominantly from improved price/product mix, along with favorable foreign currency translations and slightly higher volumes. The acquisitions of SPI Polyols, Getec and DEMSA contributed approximately $29 million of net sales in the third quarter.
— more —

Corn Products International, Inc.	Page 2
     Gross profit of $142 million in the third quarter of 2007 increased 26 percent versus $112 million a year ago. The improvement was driven by significantly higher North and South American results, partially offset by lower Asia/Africa profitability. The improvements in North and South America were predominantly from higher pricing. Corn costs increased significantly, while energy costs rose slightly. Gross margins of 16.2 percent compared with 16.6 percent last year.
     The increase in other income reflected a pretax gain of $6 million, or $4 million after tax, associated with the Company’s investment in the Chicago Board of Trade Holdings, Inc. upon its July 2007 merger with Chicago Mercantile Exchange Holdings Inc., which created CME Group Inc.
     Operating income of $88 million in the third quarter of 2007 grew 36 percent versus $65 million last year. Operating margins improved to 10.0 percent from 9.6 percent in 2006.
     Higher net financing costs in the third quarter of 2007 versus 2006 were due primarily to lower capitalized interest, higher interest expense and increased foreign currency losses, which more than offset an increase in interest income from a higher cash position. The third-quarter effective tax rate of 33.1 percent compared favorably with 34.5 percent in 2006.
     “Our third-quarter results, excluding the 5-cent gain from our CME Group shares, exceeded our expectations, driven by better-than-expected performances from our North and South America regions,” said Sam Scott, chairman, president and chief executive officer of Corn Products International. “This performance keeps us on course to deliver another record year in 2007 with expectations that our full-year EPS will be in the upper range of our guidance of $2.35 to $2.55.”
— more —

Corn Products International, Inc.	Page 3
Regional Business Segment Performance
     Regional results for the quarter ended September 30, 2007 were as follows:
North America
Net sales of $542 million increased 32 percent versus $411 million in 2006 primarily due to improved price/product mix. Foreign currency translation and volumes also were favorable. Operating income of $58 million grew 55 percent from $38 million last year. The US, Canada and Mexico all posted significant operating income increases.
South America
Net sales of $230 million increased 36 percent compared with $170 million a year ago primarily as a result of improved price/product mix and positive foreign currency translation, as well as slightly higher volumes. Operating income of $26 million grew 20 percent from $22 million in the prior year due primarily to a significant improvement in Brazil.
Asia/Africa
Net sales of $105 million increased 12 percent versus $94 million last year primarily from improved price/product mix and favorable foreign currency translation, partially offset by reduced volumes. Operating income of $10 million declined 33 percent versus $15 million last year. Significantly lower results in South Korea, attributable to reduced volumes and sharply higher corn and ocean freight costs, more than offset continued growth in Pakistan.
2007 Nine-Month Results
     For the nine months of 2007 ended September 30, the Company reported net income of $152 million, or $1.98 per diluted share, compared with net income of $91 million, or $1.20 per diluted share, last year. Both gross and operating margins of 17.8 percent and 10.7 percent, respectively, expanded compared with 16.0 percent and 8.7 percent in the same period a year ago.
— more —

Corn Products International, Inc.	Page 4
     Net sales of $2.50 billion grew 29 percent versus $1.93 billion in the prior year. Improved price/product mix accounted for the improvement, along with slightly favorable volumes and foreign currency translation.
     The effective tax rate of 33.3 percent for the nine months of 2007 was lower than 36.5 percent last year.
Balance Sheet and Cash Flow
     The Company’s balance sheet remained strong and liquidity was excellent as of September 30, 2007. Net debt (total debt minus cash) of $463 million at the end of the third quarter of 2007 compared with $450 million a year ago. Total debt to capitalization of 26.7 percent at September 30, 2007 was unchanged from year-end 2006.
     Cash provided by operations for the nine months of 2007 was $149 million versus $121 million in the comparable period last year, primarily due to net income growth.
2007 Outlook
     We expect our 2007 full-year EPS to be in the upper range of our guidance of $2.35 to $2.55,” Scott said. “We believe solid performances should continue in North and South America, but our results will be pressured by the profitability shortfall in South Korea.”
     He noted that the Company expects to exceed in 2007 its long-term return on capital employed (ROCE) target of 8.5 percent and annual net sales goal of $3 billion.
— more —

Corn Products International, Inc.	Page 5
     Capital expenditures in 2007 are estimated to be in the range of $175-$200 million. Scott said the capital spending is focused on attractive growth opportunities, including polyol investments in the U.S., Mexico and Brazil to support recent acquisitions, new modified starch capacity in Mexico, and a new plant investment in Pakistan. Product channel expansions in such countries as Argentina, Colombia, Mexico, Pakistan and Thailand are also in progress.
     “We are pleased to build on our record 2006 year with yet another year of exceptional earnings growth in 2007,” Scott said. “At the same time, we are investing for growth in our base business, while looking at opportunities for geographic expansion in Asia and additions to our value-added product portfolio.”
Conference Call and Webcast
     Corn Products International will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Sam Scott, chairman, president and chief executive officer, and Cheryl Beebe, vice president and chief financial officer.
     The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The “listen-and-view-only” presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.
     Individuals without Internet access may listen to the live conference call by dialing 719.325.4763. A replay of the audio call will be available through Friday, November 16 by calling 719.457.0820 and using passcode 4291276.
— more —

Corn Products International, Inc.	Page 6
About the Company
     Corn Products International is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company, headquartered in Westchester, Ill., is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2006, Corn Products International reported record net sales and diluted earnings per share of $2.62 billion and $1.63, respectively, with operations in 15 countries at 35 plants, including wholly owned businesses, affiliates and alliances. For more information, visit www.cornproducts.com.
— more —

Corn Products International, Inc.	Page 7
Forward-Looking Statement
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends these forward looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operation, including management’s plans or strategies and objectives therefor and any assumptions underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.” These statements are subject to certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; fluctuations in the value of local currencies, energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; boiler reliability; our ability to effectively integrate acquired businesses; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism; and stock market fluctuation and volatility. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these risks, see Risk Factors included in our Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent reports on Forms 10-Q or 8-K. This news release also may contain references to the Company’s long term objectives and goals or targets with respect to certain metrics. These objectives, goals and targets are used as a motivational and management tool and are indicative of the Company’s long term aspirations only, and they are not intended to constitute, nor should they be interpreted as, an estimate, projection, forecast or prediction of the Company’s future performance.
# # #

Corn Products International, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Change	September 30,		Change
(In millions, except per share amounts)	2007	2006	%	2007	2006	%

Net sales before shipping and handling costs	$938.7	$733.4	28%	$2,672.4	$2,100.3	27%

Less: shipping and handling costs	61.3	59.2	4%	176.1	166.3	6%

Net sales	$877.4	$674.2	30%	$2,496.3	$1,934.0	29%
Cost of sales	735.7	562.0	31%	2,053.0	1,624.5	26%

Gross profit	$141.7	$112.2	26%	$443.3	$309.5	43%

Operating expenses	61.7	49.9	24%	184.1	147.1	25%
Other income-net	8.0	2.2	264%	7.2	5.4	33%

Operating income	$88.0	$64.5	36%	$266.4	$167.8	59%
Financing costs-net	10.0	6.6	52%	32.8	20.7	58%

Income before income taxes	$78.0	$57.9	35%	$233.6	$147.1	59%
Provision for income taxes	25.8	20.0		77.8	53.7

	$52.2	$37.9	38%	$155.8	$93.4	67%
Minority interest in earnings	1.1	0.9	22%	4.1	2.8	46%

Net income	$51.1	$37.0	38%	$151.7	$90.6	67%

Weighted average common shares outstanding:
Basic	75.0	74.0		74.8	74.0
Diluted	77.0	75.5		76.7	75.4

Earnings per common share:
Basic	$0.68	$0.50	36%	$2.03	$1.22	66%
Diluted	$0.66	$0.49	35%	$1.98	$1.20	65%

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2007	2006
(In millions, except share and per share amounts)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$157	$131
Accounts receivable – net	389	357
Inventories	380	321
Prepaid expenses	17	12
Deferred income taxes	17	16

Total current assets	$960	$837

Property, plant and equipment – net	1,450	1,356
Goodwill and other intangible assets	432	381
Deferred income taxes	2	1
Investments	12	33
Other assets	96	54

Total assets	$2,952	$2,662

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	85	74
Deferred income taxes	14	14
Accounts payable and accrued liabilities	457	429

Total current liabilities	$556	$517

Non-current liabilities	159	147
Long-term debt	535	480
Deferred income taxes	117	121
Minority interest in subsidiaries	20	19
Redeemable common stock (500,000 and 1,227,000 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively) stated at redemption value	23	44
Share-based payments subject to redemption	9	4

Stockholders’ equity
Preferred stock – authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock – authorized 200,000,000 shares- $0.01 par value – 74,819,774 and 74,092,774 issued at September 30, 2007 and December 31, 2006, respectively	1	1
Additional paid in capital	1,074	1,051
Less: Treasury stock (common stock; 470,067 and 1,017,207 shares at September 30, 2007 and December 31, 2006, respectively) at cost	(15)	(27)
Accumulated other comprehensive loss	(184)	(223)
Retained earnings	657	528

Total stockholders’ equity	$1,533	$1,330

Total liabilities and equity	$2,952	$2,662

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows

	For the Nine Months Ended
	September 30,
( In millions )	2007	2006
Cash provided by operating activities:
Net income	$152	$91
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	93	84
Increase in trade working capital	(82)	(76)
Other	(14)	22

Cash provided by operating activities	$149	$121

Cash used for investing activities:

Capital expenditures, net of proceeds on disposal	(105)	(116)
Payments for acquisitions (net of cash acquired of $7)	(59)	(22)
Other	1	—

Cash used for investing activities	(163)	(138)

Cash used for financing activities:
Proceeds from (payments on) borrowings, net	56	(10)
Issuances (repurchases) of common stock, net	3	(4)
Dividends paid (including to minority interest shareholders)	(24)	(20)
Excess tax benefit on share-based compensation	4	5
Other	(1)	—

Cash provided by (used for) financing activities	38	(29)

Effect of foreign exchange rate changes on cash	2	2

Increase (decrease) in cash and cash equivalents	26	(44)
Cash and cash equivalents, beginning of period	131	116

Cash and cash equivalents, end of period	$157	$72

Corn Products International, Inc.
Supplemental Financial Information
(Unaudited)
(In millions, except per share amounts)
I. Geographic Information of Net Sales and Operating Income

	Three Months Ended			Nine Months Ended
	September 30,		Change	September 30,		Change
	2007	2006	%	2007	2006	%
Net Sales
North America	$542.2	$410.8	32%	$1,543.7	$1,184.9	30%
South America	229.9	169.6	36%	648.8	476.2	36%
Asia/Africa	105.3	93.8	12%	303.8	272.9	11%

Total	$877.4	$674.2	30%	$2,496.3	$1,934.0	29%

Operating Income
North America	$58.3	$37.5	55%	$187.8	$98.8	90%
South America	26.2	21.8	20%	77.1	58.1	33%
Asia/Africa	9.9	14.7	(33%)	36.0	42.7	(16%)
Corporate	(6.4)	(9.5)	(33%)	(34.5)	(31.8)	8%

Total	$88.0	$64.5	36%	$266.4	$167.8	59%

II. Estimated Sources of Diluted Earnings Per Share for the Three and Nine Months ended September 30, 2007
The following is a list of the major items that impacted our third quarter and first nine months results. The amounts are calculated on a net after tax basis and attempt to estimate total business effects.

	Earnings Per Share	Earnings Per Share
	Three Months	Nine Months
Diluted Earnings Per Share — September 30, 2006	$0.49	$1.20
Change
Operating margin	0.17	0.77
Foreign currency translation	0.03	0.06
Financing costs	(0.03)	(0.10)
Minority interest	—	(0.02)
Effective tax rate	0.01	0.10
Shares outstanding	(0.01)	(0.03)

Net change	0.17	0.78

Diluted Earnings Per Share — September 30, 2007	$0.66	$1.98

III. Capital expenditures
Capital expenditures, net of proceeds on disposals, for the quarters ended September 30, 2007 and 2006, were $36 million and $40 million, respectively. Capital expenditures for the full year 2007 are estimated to be in the range of $175 million to $200 million.

IV. Non-GAAP Information
The Company uses certain key metrics to better monitor our progress towards achieving our strategic business objectives. Among these metrics is the Total Debt to Capitalization Percentage, which is not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes that this non?GAAP information provides investors with a meaningful presentation of useful information on a basis consistent with the way in which management monitors and evaluates the Company’s operating performance. The information presented should not be considered in isolation and should not be used as a substitute for our financial results calculated under GAAP. In addition, these non-GAAP amounts are susceptible to varying interpretations and calculations, and the amounts presented below may not be comparable to similarly titled measures of other companies. Our calculations of the Total Debt to Capitalization Percentage at September 30, 2007 and December 31, 2006 are as follows:
Total Debt to Capitalization Percentage

	September 30,	December 31,
(Dollars in millions)	2007	2006
Short-term debt	$85	$74
Long-term debt	535	480

Total debt (a)	$620	$554

Deferred income tax liabilities	117	121
Minority interest in subsidiaries	20	19
Redeemable common stock	23	44
Share-based payments subject to redemption	9	4
Stockholders’ equity	1,533	1,330

Total capital	$1,702	$1,518

Total debt and capital (b)	$2,322	$2,072

Debt to capitalization percentage (a/b)	26.7%	26.7%